Exhibit 99.1

NEWS RELEASE

Media Contact:
Scott Blevins, Overstock.com, Inc.
+1 (801) 947-3133
sblevins@overstock.com

Investor Contact:
Kevin Moon, Overstock.com, Inc.
+1 (801) 947-3282
kmoon@overstock.com

OVERSTOCK.COM COMPLETES $40 MILLION
COMMON STOCK PLACEMENT

SALT LAKE CITY (December 20, 2006) — Overstock.com, Inc. (NASDAQ: OSTK) today announced that it has completed its previously announced registered direct offering of 2,734,152 shares of its common stock.  The shares were sold to institutional investors at a price of $14.63 per share, resulting in aggregate gross proceeds to the Company of approximately $40 million.

WR Hambrecht + Co., LLC served as the placement agent for the offering.

The shares were sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement relating to this transaction may be obtained from WR Hambrecht + Co., LLC at 420 Lexington Avenue, Suite 1825, New York, NY 10170.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which the offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  An investment in Overstock.com’s securities is subject to the risks identified in our Form 10-K for the year ended December 31, 2005, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.